Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to the inclusion of our opinion letter, dated April 12, 2011, to the Special Committee of the Board of Directors of Graham Packaging Company Inc. (“Graham Packaging”) as Annex C to, and reference thereto under the headings “Summary - Opinions of Financial Advisors – Opinion of Graham Packaging’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger - Graham Packaging’s Reasons for the Merger and Recommendation of Graham Packaging’s Board of Directors,” “The Merger – Summary of Graham Packaging Projections” and “The Merger - Opinion of Graham Packaging’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger of Graham Packaging with and into Silgan Holdings Inc. (“Silgan”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Silgan (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

May 31, 2011